ALEXANDER & BALDWIN, INC.
NOTICE OF AWARD OF PERFORMANCE SHARE UNITS

The Corporation hereby awards to Participant, as of the Award Date indicated below, an award (the “Award”) of Performance Share Units under the Corporation’s 2012 Incentive Compensation Plan (the “Plan”).  Each Performance Share Unit represents the right to receive one or more shares of Common Stock on the applicable issuance date following the vesting of that Performance Share Unit.  The number of Performance Share Units subject to this Award and the applicable performance-vesting requirement for those Performance Share Units and the underlying shares of Common Stock are set forth below. The remaining terms and conditions governing the Award, including the applicable service-vesting requirements and the applicable issuance date or dates for the shares of Common Stock that vest and become issuable under the Award, shall be as set forth in the form Performance Share Unit Award Agreement.

AWARD SUMMARY

Participant	___________________________
Award Date:	______________, 2013
Performance Share Units:
The actual number of shares of Common Stock that may become issuable pursuant to this Award shall be determined in accordance with the performance-vesting provisions of attached Schedule I and the service-vesting provisions of the form Performance Share Unit Award Agreement. For purposes of the applicable calculations under those vesting provisions, the number of shares of Common Stock to be utilized is                      shares (the “Performance Share Units”).

Vesting Schedule:
The number of shares of Common Stock which may actually vest and become issuable pursuant to the Award shall be determined pursuant to a two-step process: (i) first there shall be calculated the maximum number of Performance-Qualified Shares that become subject to this Award as a result of the level at which the Performance Goal specified on attached Schedule I is in fact attained and (ii) then the number of Performance-Qualified Shares calculated under clause (i) in which Participant may actually vest shall be determined on the basis of his or her satisfaction of the applicable Service vesting requirements set forth in the form Performance Share Unit Award Agreement.

Performance Vesting: Attached Schedule I specifies the applicable Performance Goal and Performance Period established for this Award.  For such Performance Goal, there are three designated levels of attainment set forth in Schedule I: Threshold, Target and Extraordinary.  Within sixty (60) days after the completion of the Performance Period, the Plan Administrator shall determine and certify the actual level of attainment for the Performance Goal and shall then measure that level of attainment against the Threshold, Target and Extraordinary Levels set forth for that Performance Goal in attached Schedule I.  The maximum number of Performance-Qualified Shares in which Participant can vest based upon the actual level of attainment of such Performance Goal shall be determined by applying the corresponding  percentage below for that level of attainment to the number of Performance Share Units set forth above:

Attainment below the Threshold Level:      0% of the Performance Share
                                                                           Units
Attainment at the Threshold Level:             35% of the Performance Share
                                                                           Units
Attainment at the Target Level:                    100% of the Performance Share
                                                                            Units
Attainment at Extraordinary Level:               150% of the Performance Share
                                                                           Units

To the extent the actual level of attainment of the Performance Goal is at a point between the Threshold and Target Levels, the maximum number of Performance-Qualified Shares in which Participant can vest shall be pro-rated between the two points on a straight line basis in accordance with the payout slope set forth in attached Schedule I.

To the extent the actual level of attainment of the Performance Goal is at a point between the Target and Extraordinary Levels, the maximum number of Performance-Qualified Shares in which Participant can vest shall be pro-rated between the two points on a straight line basis in accordance with the payout slope set forth in attached Schedule I.

The maximum numbers of Performance-Qualified Shares in which Participant can vest on the basis of the actual level of Performance Goal attainment shall in no event exceed in the aggregate 150% of the number of Performance Share Units set forth above.

Service Vesting.  The number of Performance-Qualified Shares in which Participant actually vests shall be determined on the basis of his or her satisfaction of the Service-vesting requirements set forth in Paragraph 3 of the form Performance Share Unit Agreement.

Resulting Shares.  Each Performance-Qualified Share in which Participant vests in accordance with the applicable performance-vesting and service-vesting provisions of this Award shall entitle such Participant to receive one share of Common Stock on the designated issuance date for that share determined in accordance with the provisions of the Performance Share Unit Award Agreement.

Participant understands and agrees that the Award is granted subject to and in accordance with the terms of the Plan and hereby agrees to be bound by the terms of the Plan and the terms of the Award as set forth in the form Performance Share Unit Award Agreement attached hereto as Exhibit A.  A copy of the Plan is available upon request made to the Human Resources Department at the Corporation’s principal offices at 822 Bishop Street, Honolulu, Hawaii 96813.

Coverage under Recoupment Policy. By accepting this Award, Participant hereby agrees that should Participant at this time be, or at any time hereafter become, either an executive officer of the Corporation subject to Section 16 of the Securities Exchange Act of 1934, as amended, or a participant in the Corporation’s Performance Improvement Incentive Plan, then:

(a)           Participant shall be subject to the Alexander & Baldwin, Inc. Policy Regarding Recoupment of Certain Compensation, effective as of June 29, 2012, the terms of which are hereby incorporated herein by reference and receipt of a copy of which Participant hereby acknowledges; and

(b)           any incentive compensation that is paid or granted to, or received by, Participant on or after June 29, 2012 (including any incentive compensation that is paid to, or received by, Participant on or after June 29, 2012 pursuant to an incentive compensation award made to Participant prior to June 29, 2012, whether by the Corporation or any predecessor entity) and during the three-year period preceding the date on which the Corporation is required to prepare an accounting restatement due to material non-compliance with any applicable financial reporting requirements under the federal securities laws shall, accordingly, be subject to recovery and recoupment pursuant to the terms of such policy.

For purposes of such recoupment policy, “incentive compensation” means any cash or equity-based awards (e.g., any stock award, restricted stock unit award, performance share unit award or stock option grant or shares of Common Stock issued thereunder) or any profit sharing payment or distribution that is based upon the achievement of financial performance metrics.  An additional copy of the recoupment policy is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

Continuing Consent. Participant further acknowledges and agrees that, except to the extent the Plan Administrator notifies Participant in writing to the contrary, each subsequent award of Performance Share Units made to him or her under the Plan shall be subject to the same terms and conditions set forth in the form Performance Share Unit Award Agreement attached hereto as Exhibit A, and Participant hereby accepts those terms and conditions for each such subsequent Performance Share Unit award that may be made to him or her under the Plan and hereby agrees to be bound by those terms and conditions for any such Performance Share Unit awards, without any further consent or acceptance required on his or her part at the time or times when those awards may be made.  However, Participant may, at any time he or she holds an outstanding Performance Share Unit award under the Plan, request a written copy of the form Performance Share Unit Award Agreement from the Corporation by contacting the Corporation’s Human Resources Department at the Corporation’s principal offices.

Employment at Will.  Nothing in this Notice or in the form Performance Share Unit Award Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

Definitions.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the form Performance Share Unit Award Agreement.

DATED:   _____________, 2013

ALEXANDER & BALDWIN, INC.
By:

Title:

PARTICIPANT

Address:

SCHEDULE I

PERFORMANCE GOAL AND PERFORMANCE PERIOD

PERFORMANCE PERIOD

The Performance Period shall be the two-year period beginning January 1, 2013 and ending December 31, 2014.

PERFORMANCE GOAL FOR PERFORMANCE VESTING

Performance Goal  – Total Shareholder Return: The performance-vesting requirement for the Performance Share Units subject to this Award shall be tied to the percentile level at which the total shareholder return (including stock price appreciation and reinvestment of any cash dividends or other stockholder distributions) to the Corporation’s stockholders over the Performance Period stands in relation to the total shareholder return realized for that period by the companies comprising the S&P MidCap 400 Index.

For such purpose, the total shareholder return (“TSR”) for the Corporation’s stockholders shall be determined pursuant to the following formula:

TSR  = (Ending Stock Price* - Beginning Stock Price**) + Reinvested Dividends***
                                                      Beginning Stock Price**

*  Ending Stock Price is the average daily closing price per share of the Common Stock calculated for last thirty-one (31) days within the Performance Period.

**  Beginning Stock Price is the average daily closing price per share of the Common Stock calculated for the thirty-one (31)-day period immediately preceding the commencement date of the Performance Period.

*** Reinvested Dividends shall be calculated by multiplying (i) the aggregate number of shares (including fractional shares) of Common Stock that could have been purchased during the Performance Period had each cash dividend paid on a single share of Common Stock during that period been immediately reinvested in additional shares (or fractional shares) of Common Stock at the closing price per share of the Common Stock on the applicable dividend payment date by (ii) the average daily closing price per share of Common Stock calculated for the last thirty-one (31) days within the Performance Period.

Each of the foregoing amounts shall be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting the shares in question without the issuer’s receipt of consideration.

For each company in the S&P MidCap 400 Index, the TSR with respect to its common stock shall be calculated in the same manner as for the Common Stock.

Should a Change in Control occur during the Performance Period, then the attained level of the Performance Goal shall be determined in accordance with the applicable Change in Control provisions of the form Performance Share Unit Award Agreement.

Performance-Qualified Shares: Within sixty (60) days after the completion of the  Performance Period, the Plan Administrator shall determine and certify the actual level at which the TSR Performance Goal is attained. The actual number of Performance-Qualified Shares that results from such certification (the “Performance-Qualified Shares”) may range from 0% to 150% of the number of Performance Share Units subject to this Award, with the actual percentage to be determined on the basis of the percentile level at which the Plan Administrator certifies that the TSR Performance Goal has been attained in relation to the total shareholder return realized for that period by the companies comprising the S&P MidCap 400 Index; provided, however, that the maximum number of the shares of Common Stock that may qualify as Performance-Qualified Shares may not exceed 150% of the number of Performance Share Units subject to this Award.

Payout Slope for Determining Number of Performance-Qualified Shares Based on Attained Levels of TSR Performance Goal:  The number of shares of Common Stock that may qualify as Performance-Qualified Shares on the basis of the certified percentile level of TSR Performance Goal attainment shall be calculated by multiplying the number of Performance Share Units subject to this Award by the applicable percentage determined in accordance with the following payout slope for the TSR Performance Goal:

   Payout Slope Details

Percentile	Percentage of Performance Share Units Qualifying as Performance-Qualified Shares*
<35th	0%
35th	35%
45th	67.5%
55th	100%
65th	125%
75th	150%

                             *linear interpolation between performance levels, rounded down to the nearest whole share